Exhibit 10.1

Named Executive Officer	2007 Base Salary	2007 Bonus Target
Henri A. Termeer Chief Executive Officer	$1,505,000	$1,785,000
Earl M. Collier, Jr. Executive Vice President	$537,000	$450,000
Georges Gemayel Executive Vice President	$490,000	$450,000
Peter Wirth Executive Vice President; Chief Legal Officer	$706,000	$450,000
Michael S. Wyzga Executive Vice President; Chief Financial Officer	$490,000	$450,000